Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS SECURED NOTE, INCLUDING THE  QUALIFIED SECURITIES INTO WHICH THIS SECURED NOTE MAY BE CONVERTED, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED FOR SALE OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UPON ISSUANCE OF AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH SALES ARE PERMISSIBLE UNDER RULE 144 OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

NUVEL INC.

RESTATED AND AMENDED SECURED CONVERTIBLE PROMISSORY NOTE

$ [__________]	Dated: __________ ___, 201__
(Original Principal Amount)	(“Original Issuance Date”)
_____________________, 201__
(“Issuance Date”)

FOR VALUE RECEIVED, Nuvel Inc., a company organized under the laws of Delaware (the “Company” or the “Maker”), hereby promises to pay to ___________ (the “Payee”), or its registered assigns, the principal amount of ________________ ($_______USD) together with interest thereon calculated from the Issuance Date in accordance with the provisions of this Secured Convertible Promissory Note (as amended, modified and supplemented from time to time, this “Secured Note” and together with any other Secured Notes issued in the Secured Note Issuance (as defined below) or upon transfer or exchange, the “Secured Notes”).  Capitalized terms not defined in this Secured Note shall have the meaning ascribed to them in the Restated and Amended Note Subscription Agreement (the “Subscription Agreement”), dated as of the Issuance Date, between the Company and the Payee. This Note is being issued in replacement of the Secured Convertible Promissory Note that was originally issued on ____________.

Certain capitalized terms are defined in Section 9 hereof.

1.           Interest.  Interest shall accrue at a rate equal to 12% per annum (the “Interest Rate”) beginning on the Issuance Date on the unpaid principal amount of this Secured Note and shall be payable in cash on the Maturity Date (as defined below); provided, that so long as any Event of Default has occurred and is continuing, interest shall be deemed to accrue, to the extent permitted by law, at the lesser of 22% per annum or the maximum amount permitted by applicable law, retroactive to the Issuance Date on the unpaid principal amount of this Secured Note outstanding from time to time through the date on which such Event of Default ceases to exist.  Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.

2.           Maturity Date. The entire principal amount of this Secured Note and all accrued but unpaid interest thereon shall be due and payable in full in cash in immediately available funds on the later of (i) two month anniversary from the Original Maturity Date of the Note (as defined below), after giving effect to any extension options exercised by the Company, and (ii) February 28, 2012 (the “Maturity Date”); provided, that, the Company shall have the option to extend the Maturity Date by one additional 60 day period (the “Extension Option”). The Original Maturity Date for the purpose of this paragraph shall mean the six month anniversary from the Original Issuance Date. In the event that the Extension Option is exercised, the interest rate shall increase to 15% per annum, to be applied retroactively from the Issuance Date. Any overdue principal and overdue interest together with any interest thereon, shall be due and payable upon demand.  Notwithstanding the forgoing, if an Event of Default has occurred prior to the six month anniversary of the Issuance Date, the Company shall not be entitled to exercise the Extension Option. In the event the Company elects to exercise the Extension Option it shall provide the Payee and the Collateral Agent (as defined in the Security and Collateral Agent Agreement) with at least 30 Business Days written notice prior to the Maturity Date.  For purposes of this Secured Note, “Business Day” shall mean a day during which banks are open for business in New York, New York.

3.           Optional Conversion.

(i)           In the event a Qualified Financing (as defined below) is consummated by the Company and subject to the terms herein, upon the written election of Payee delivered to the Company prior to the closing of the Qualified Financing, the Payee shall have the option to (a) convert the principal amount of the Secured Note, plus accrued but unpaid interest thereon (the “Conversion Amount”), into the same securities purchased by investors in the Qualified Financing, including any warrants issued in connection therewith, as the same terms received by such Investors (such securities, the “Qualified Securities”), at a conversion price (the “Conversion Price”)  equal to the lower of (x) the price per share of the Qualified Securities and (y)$0.54 cents per share, subject to adjustment to reflect forward or reverse stock splits, recapitalizations, stock dividends, and the like, or (b) tender their Secured Notes to the Company for immediate repayment of principal and accrued and unpaid interest.  The Company shall give the Payee not less than 30 days’ prior written notice of the closing of any such Qualified Financing.  For purposes of this Section, the term “Qualified Financing” is defined as the sale for cash by the Company or any company with which it completes a reverse merger or any business combination of debt or equity securities generating aggregate gross proceeds of at least $1,500,000 (including for such purpose debt canceled through conversion of principal and interest with respect to the Secured Notes but deducting any repayment in cash of principal and interest with respect to the Secured Notes and a secured promissory note of $390,000 issued to Paragon Offshore Capital LP for assisting to fund a reverse merger transaction of the Company;) provided, that the company issuing the Qualified Securities is the record owner (or parent company of the record owner) of all Collateral securing the payment of the Company’s Secured Obligations (pursuant to the terms set forth in the Security Agreement) upon the closing of the Qualified Financing.  The number of shares that shall be issuable with respect to the Qualified

Securities shall equal the number derived by dividing (A) the principal amount plus accrued and unpaid interest thereon of this Secured Note, by (B) the Conversion Price. The Qualified Securities to be issued upon any such conversion shall have the same rights, preferences and privileges as the securities issued to investors in the Qualified Financing, except that the conversion price of the Qualified Securities shall be the Conversion Price. The Payee, upon making such conversion or exchange, shall be required to execute and upon such execution shall be entitled to all the benefits of, any agreements entered into among the Company and the holders of the Qualified Securities. If the shares sold in the Qualified Financing are sold as units including warrants or other securities, the Payee upon conversion or exchange shall receive all the securities comprising the units. No fractional shares shall be issued upon a conversion or exchange into Qualified Securities. In lieu of any fractional shares to which the Payee would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price.

                      (ii)           Except as otherwise expressly provided herein, the conversion of this Secured Note under Section 3(i) above, if conversion is elected by the Payee, shall be deemed to have been effected on the date of the Qualified Financing once this Secured Note has been surrendered, for conversion at the principal office of the Company or acquirer. At such time as such conversion has been effected, the rights of the holder of this Secured Note as the holder of such Secured Note shall cease (with respect to the amount so converted), and the Person or Persons in whose name or names any certificate or certificates for Qualified Securities are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Qualified Securities represented thereby.

                      (iii)           As soon as possible after the conversion has been effected (but in any event within two Business Days), the Company or acquirer shall deliver to the converting holder a certificate or certificates representing the Qualified Securities issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

                      (iv)           The issuance of certificates for Qualified Securities upon conversion of this Secured Note shall be made without charge to the holder hereof in respect thereof or other cost incurred by the Company or acquirer in connection with such conversion and the related issuance of Qualified Securities. Upon conversion of this Secured Note, the Company shall take all such actions as are necessary in order to ensure that the Qualified Securities or Company common stock issuable upon conversion of the Qualified Securities shall be validly issued, fully paid and nonassessable.

                      (v)           Neither the Company nor acquirer shall close its books against the transfer of this Secured Note in any manner which interferes with the timely conversion of this Secured Note. The Company shall assist and cooperate with any holder of this Secured Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Secured Note (including, without limitation, making any filings required to be made by the Company).

                      (vi)           The Company shall at all times reserve and keep available out of its authorized but unissued shares of Qualified Securities or Company common stock, solely for the purpose of issuance upon conversion hereunder, such number of shares of Qualified Securities or Company common stock issuable upon conversion. All shares of such capital stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all such shares of capital stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares of capital stock.

                      (vii)           Notwithstanding any other provision of this Section 3 to the contrary, the Payee shall not be entitled to convert this Note in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Payee and its affiliates to exceed 19.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing provision, the aggregate number of shares of Common Stock beneficially owned by the Payee and its affiliates shall include the number of shares of Common Stock beneficially owned and those shares issuable upon conversion of this Note, but shall exclude the number of shares of Common Stock that would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company into Common Stock beneficially owned by the Payee and its affiliates that are subject to a limitation on conversion or exercise analogous to the limitation contained in this Note. For purposes of this Section 3, in determining the number of outstanding shares of Common Stock the Payee may rely on the number of outstanding shares of Common Stock as reflected in (a) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, or (b) a more recent public announcement by the Company or (c) any other written communication by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the reasonable written or oral request of the Payee, the Company shall promptly confirm orally and in writing to the Payee the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any conversions, exercises or purchases by the Payee since the date as of which such number of outstanding shares of Common Stock was reported. Except as otherwise set forth herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. If the foregoing 19.99% limitation is ever reached and the Payee desires to convert this Note or part thereof into equity, the Company will acknowledge the conversion in writing, but not issue the Payee any additional shares of Common Stock at that point. Under such circumstances the Payee will have the right to receive additional shares of Common Stock as a result of the conversion only at such point and to the extent that its beneficial ownership subsequently becomes less than 19.99% and such issuance will not cause the Payee’s beneficial ownership to exceed 19.99%. Upon written notice to this effect given by the Payee, the Company will issue such additional shares promptly following a determination by the Company that delivery of such additional shares of Common Stock to the Payee will not cause Payee’s beneficial ownership to exceed 19.99%.

            4.       Prepayment.  Except as otherwise set forth herein, the Company may prepay the Secured Note in whole or part without the prior written consent of the Subscriber.

            5.       Seniority.  This Secured Note is senior to all other debt of the Company (excluding trade payables incurred in the ordinary course of business), whether now or hereinafter existing. This Secured Note has a first priority security interest in the collateral as more full described in the Security Agreement.

            6.       Method of Payments.

                      (i)           Payment.  So long as the Payee or any of its nominees shall be the holder of any Secured Note, and notwithstanding anything contained elsewhere in this Secured Note to the contrary, the Company will pay all sums for principal, interest, or otherwise becoming due on this Secured Note held by the Payee or such nominee not later than 1:00 p.m. New York time, on the date such payment is due, in immediately available funds, in accordance with the payment instructions that the Payee may designate in writing, without the presentation or surrender of such Secured Note or the making of any notation thereon. Any payment made after 1:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. If the due date of any payment in respect of this Secured Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Secured Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Payee and to each other Person holding this Secured Note.

                      (ii)           Transfer and Exchange. Upon surrender of this Secured Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefor a new Secured Note or Secured Notes, as the case may be, as requested by the holder or transferee, which aggregate principal amount is equal the unpaid principal amount of such Secured Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Secured Note, and otherwise of like tenor; provided that this Secured Note may not be transferred by Payee to any Person other than Payee’s affiliates without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The issuance of new Secured Note(s) shall be made without charge to the holder(s) of the surrendered Secured Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that each transferring holder of a Secured Note shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Secured Note as the holder of the Secured Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Secured Note on its register.

                      (iii)           Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Secured Note and, in the case of any such loss, theft or destruction of this Secured Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of such Secured Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Secured Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Secured Note.

           7.       Covenants of the Company. The Company covenants and agrees as follows:

                      (i)           Consolidation, Merger and Sale. The Company will not (a) consolidate or merge with or into (or permit any subsidiary to consolidate or merge with or into) any other person other than a subsidiary, or (b) sell or otherwise dispose of (or permit any subsidiary to sell or otherwise dispose of) a material portion of its property or assets in one or more transactions to, any other person or entity or enter into (or permit any subsidiary to enter into) an agreement with respect to any of the foregoing.

                      (ii)           Restricted Payments. Other than as set forth on Schedule 7(ii) hereto, the Company will not: (a) declare or pay any dividends on, or make any other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any equity interests of any class of the Company or any subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property or in obligations of the Company or any of its subsidiaries, (b) other than in respect to accounts payable in the ordinary course of business, make any payments of principal of or interest on, or retire, redeem, purchase or otherwise acquire any indebtedness other than this Secured Note and the other Secured Notes, or (c) enter into a loan agreement of any kind without receiving the prior written consent of Secured Noteholders representing 75% of the aggregate principal amount of all Secured Notes then outstanding (the “Majority Holders”).

                      (iii)           Notice of Qualified Financing.  At least 30 days prior to the closing of any Qualified Financing, the Company shall provide Payee with written notice of such projected closing date, specifying the terms of the transaction and the proposed price per share of Qualified Securities to be paid in such Qualified Financing. The Company shall promptly provide telephonic notice to Payee of any adjournments or rescheduling of such projected closing date.

                      (iv)           Secured Notes.  Except as permitted under Section 11, all Secured Notes shall be on the same terms and shall be in substantially the same form. All payments to the holder of any Secured Note shall be made to all holders of Secured Notes, pro rata, based on the aggregate principal amount plus accrued but unpaid interest outstanding on such Secured Notes at such time.

           8.              Events of Default. If any of the following events takes place before the repayment in full of this Secured Note (each, an “Event of Default”), the Majority Holders at their option may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Secured Note immediately due and payable; provided, however, that this Secured Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause (iii) or (v), below:

(i)           Company fails to make payment of any amount when due under this Secured Note;

(ii)          A receiver, liquidator or trustee of Company or any substantial part of Company’s assets or properties is appointed by a court order;

(iii)         Company is adjudicated bankrupt or insolvent;

(iv)         Any of Company’s property is sequestered by or in consequence of a court  order and such order remains in effect for more than 30 days;

(v)          Company files a petition in voluntary bankruptcy or requests reorganization  under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law;

(vi)         Any petition against Company is filed under bankruptcy, receivership or insolvency law;

(vii)        Company makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver or liquidator of Company or of all or any part of its property;

(viii)       An attachment or execution is levied against any substantial part of Company’s assets that is not released within 30 days;

(ix)          Company dissolves, liquidates or ceases business activity, or transfers any major portion of its assets other than in the ordinary course of business;

(x)           Company breaches any covenant or agreement on its part contained in this Secured Note or any of the other Offering Documents;

(xi)          Any material inaccuracy or untruthfulness of any representation or warranty of the Company set forth in this Secured Note, the Subscription Agreement or the other Offering Documents; or

(xii)         There has been an Event of Default under any of the Offering Documents.

9.            Definitions.

“Business Day”  means  a day  (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Secured Noteholder” with respect to any Secured Note, means at any time each Person then the record owner hereof and “Secured Noteholders” means all of such Secured Noteholders collectively.

“Secured Note Issuance” or “Offering” shall mean the Secured Convertible Promissory Notes issued by the Company to the Payee and other Secured Noteholders (each in substantially the form of this Secured Note) in the original principal amount not to exceed $3,000,000 in the aggregate unless increased by mutual consent of the Company and the Placement Agent.

10.          Expenses of Enforcement, etc. The Company agrees to pay all reasonable fees and expenses incurred by the Payee in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or “workouts” of the provisions hereof or incurred by the Payee in connection with the enforcement or protection of its rights in connection with this Secured Note, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Payee. The Company indemnifies the Payee and its directors, managers, affiliates, partners, members, officers, employees and agents against, and agrees to hold the Payee and each such person and/or entity harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Payee or any such person and/or entity arising out of, in any way connected with, or as a result of (i) the consummation of the loan evidenced by this Secured Note and the use of the proceeds thereof or (ii) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Payee or any such person and/or entity is a party thereto other than any loss, claim, damage, liability or related expense incurred or asserted against the payee or any such person on account of the payee’s or such person’s gross negligence or willful misconduct. Notwithstanding the foregoing, with respect to the indemnification obligations of the Company hereunder, (i) the Company’s aggregate liability under this Secured Note to the Payee shall not exceed the aggregate principal amount of the Secured Note and all accrued and unpaid interest thereon and (ii) indemnified liabilities shall not include any liability of any indemnitee arising out of such indemnitee’s gross negligence. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

           11.         Amendment and Waiver. The provisions of this Secured Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the Majority Holders; provided, however, that any amendment to this Secured Note which (i) changes the Interest Rate in Section 1 hereof, (ii) changes the Maturity Date in Section 2 hereof or (iii) adversely affects the Payee’s ability to convert or to refrain from converting this Secured Note in its sole discretion pursuant to Section 3 hereof, must be approved in writing by the Payee.

12.        Remedies Cumulative. No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.\

13.        Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

14.        Assignments. The Payee may assign, participate, transfer or otherwise convey this Secured Note and any of its rights or obligations hereunder or interest herein, in whole or part,  to any other Person and this Secured Note shall inure to the benefit of the Payee’s successors and assigns. The Company shall not assign or delegate this Secured Note or any of its liabilities or obligations hereunder.

15.        Headings. The headings of the sections and paragraphs of this Secured Note are inserted for convenience only and do not constitute a part of this Secured Note.

16.        Severability. If any provision of this Secured Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Secured Note will remain in full force and effect. Any provision of this Secured Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held  invalid or unenforceable.

17.        Cancellation. After all principal, premiums (if any) and accrued interest at any time owed on this Secured Note have been paid in full, or this Secured Note has been converted this Secured Note will be surrendered to the Company for cancellation and will not be reissued.

18.        Maximum Legal Rate. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate so permitted by law.

19.        Place of Payment and Notices. Unless otherwise stated herein, payments of principal and interest are to be delivered to the Secured Noteholder of this Secured Note at the address provided by the Payee in the Note Subscription Agreement, or at such other address as such Secured Noteholder has specified by prior written notice to the Company. No notice shall be deemed to have been delivered until the first Business Day following actual receipt thereof at the foregoing address.

           20.           Waiver of Jury Trial. The Payee and the Company each hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Secured Note and/or the transactions contemplated hereunder.

           21.           Submission to Jurisdiction.

(i)           Any legal action or proceeding with respect to this Secured Note may be brought in the courts of the State of New York or of the United States of America sitting in New York County, and, by execution and delivery of this Secured Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(ii)           The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(iii)           Nothing herein shall affect the right of the Payee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

22.      GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS SECURED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

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Schedule 7(ii)
Permitted Payments

Notwithstanding anything to the contrary in the Note, the Company may make up to $350,000 in payments on unsecured indebtedness in existence as of the Closing Date.

The Company may make payments under a secured promissory note of $390,000 that was issued Paragon Capital Offshore LP on December 30, 2011 in connection with its assistance in funding the Company’s reverse merger.

           IN WITNESS WHEREOF, the Company has executed and delivered this Replacement Secured Convertible Promissory Note on the Issuance Date first written above.

COMPANY:

NUVEL INC.

By:           /s/ Jay Elliot____________________________
Name:            Jay Elliot
Title:              Chief Executive Officer

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